EX-10.78.03
AMENDMENT NO. 1 TO AGREEMENT OF PURCHASE AND SALE

This is Amendment No. 1 to that certain Agreement of Purchase and Sale ("PSA"), entered into on January 15, 2010 by and between Stayton SW Assisted Living, L.L.C. ("Stayton"), an Oregon limited liability company constituting the Unitary Sunwest Enterprise designated in the Approval Order of the United States District Court for the District of Oregon dated October 2, 2009, and BRE/SW Portfolio LLC, a Delaware limited liability company (hereinafter referred to as "Purchaser").

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Stayton and Purchaser hereby agree as follows:

1.
Alternative Expense Reimbursement.   Stayton and Purchaser agree that, in the event the Court (i) approves a plan of reorganization which does not provide for a sale of the Properties to Purchaser and does not authorize the payment of the Expense Reimbursement to Purchaser in substantial accord with the provisions of Section 10.2 of the PSA (an "Alternative Plan"), (ii) approves a transaction involving all or substantially all of the assets of Stayton with a party other than Purchaser (an "Alternative Transaction"), or (iii) does not approve the Auction Order on or before March 15, 2010, then, in either such event, and upon termination of the PSA (provided that it is agreed that the obligation to pay the Agreed Alternative Expense Reimbursement Amount as provided herein shall survive such termination of the PSA), and in lieu of any Expense Reimbursement otherwise payable pursuant to the PSA, Purchaser shall be entitled to receive $4,835,792.80 (the “Agreed Alternative Expense Reimbursement Amount”) on account of the out-of-pocket expenses incurred by Purchaser as of the date of this Amendment No. 1 in connection with the transactions contemplated by the PSA.  Stayton agrees to promptly submit a motion to the Court, in form and substance reasonably acceptable to Purchaser, seeking approval of payment of the Agreed Alternative Expense Reimbursement Amount to Purchaser as provided in this paragraph.  Such Agreed Alternative Expense Reimbursement Amount shall be payable to Purchaser on the earlier of (i) ten (10) Business Days following the Effective Date of an Alternative Plan; or (ii) the closing of an Alternative Transaction.  Stayton and Purchaser agree that the entry of an Order of the Court approving (i) the payment by Stayton of the Agreed Alternative Expense Reimbursement Amount to Purchaser and (ii) all invoices and expenses comprising such Agreed Alternative Expense Reimbursement Amount (the “Expense Reimbursement Approval Order”) is a condition precedent to the effectiveness of the amendments described in Section 2 of this Amendment No. 1.  In the event the Court approves the Auction Order and thereafter approves a plan of reorganization which does provide for a sale of the Properties to Purchaser and does authorize Expense Reimbursement to Purchaser in substantial accord with the provisions of Section 10.2 of the PSA, this paragraph shall be of no further force or effect.  Notwithstanding anything to the contrary contained herein, Purchaser reserves its rights to terminate the PSA in accordance with Section 12.1(b) of the PSA at any time prior to the entry of the Expense Reimbursement Approval Order.

2.	Amendments: Stayton and Purchaser agree that upon entry of the Expense Reimbursement Approval Order, the PSA shall be amended as follows:

a)	Section 1.1 of the PSA is amended by adding the following additional defined terms:

"SWP" means SWP Property Holdings, LP, a Delaware limited partnership of which the Receiver serves as general partner pursuant to the Order of the Court dated as of July  6, 2009 in the SEC Enforcement Action.

"SWP Exchange Interest" means a fractional ownership interest in one or more of the Properties, which fractional ownership interest shall be, or shall have been, transferred to SWP pursuant to, and in accordance with, an Order of the Court directing such transfer and providing that such transfer shall be accompanied by an/a valid, binding and enforceable SWP Option Agreement for the benefit of Stayton.

"SWP Option Agreement" means an Irrevocable Option Agreement for the benefit of Stayton (in substantial accordance with the Irrevocable Option Agreement dated December 31, 2009 related to the Property listed as Churchill on Exhibit 8), entered into pursuant to Order of the Court in connection with the Court's Order for transfer to SWP of an SWP Exchange Interest, pursuant to which SWP grants to Stayton the irrevocable option, exercisable in the event the Court approves a plan or reorganization providing for sale of substantially all of the Properties prior to or in conjunction with the confirmation of the Chapter 11 Plan in the Unitary Bankruptcy Case, to require SWP to re-convey to Stayton such SWP Exchange Interest in consideration of the return or extinguishment of the consideration received by Stayton in connection with the initial transfer to SWP of such SWP Exchange Interest.

b)	The first sentence of Section 5.1(k) of the PSA is amended in its entirety to read as follows:

"(k)  No later than five (5) Business Days after entry of the Auction Order, Stayton shall amend the Reorganization Plan of Unitary Sunwest Enterprise to provide for the transactions contemplated in this Agreement (including the Auction) and no other alternative transactions with respect to all or any portion of the Property."

c)	Section 5.1(q) of the PSA is amended in its entirety to read as follows:

"(q)  Stayton shall use commercially reasonable efforts to cause any SWP Exchange Interest to be reconveyed to Stayton prior to the Closing and conveyed to Purchaser at the Closing, including exercising and enforcing its purchase option under the applicable SWP Option Agreement."

d)	Section 5.2(a) of the PSA is amended in its entirety to read as follows:

"(a)   Stayton shall not materially modify, sell (or market for sale, other than pursuant to the Auction), assign, convey, transfer, pledge, mortgage, lease, license, or otherwise dispose of or encumber any of the Properties (or interests therein, other than an SWP Exchange Interest), whether in the ordinary course or otherwise, or take any action inconsistent with this Agreement.  Notwithstanding the previous sentence, Stayton may, in consultation with Purchaser, negotiate with holders of Assumed Loans for modification of the terms of such indebtedness consistent with the Modification Schedule.  Stayton shall promptly notify Purchaser upon any transfer of Properties in connection with an SWP Exchange Interest."

e)	Section 8.3(h) of the PSA is amended in its entirety to read as follows:

"(h)  an affidavit attesting to the representation made in Section 4.1(r), substantially in the form attached hereto as Exhibit H; "

f)	Sections 12.1(b), (c) and (d) of the PSA are amended in their entirety to read as follows:

"12.1                      Termination

Subject to Section 8.6, Article 11 and Article 13 and, with respect to any termination by Stayton, subject to approval of the Court, this Agreement may be terminated in its entirety, or, in the limited circumstances provided herein, as to some, but not all of the Properties, prior to the Closing only:

*                      *                      *                      *                      *

(b)	by Purchaser if the Auction Order is not entered by the Court on or before March 15, 2010;

(c)	by Purchaser if the Closing has not occurred by June 15, 2010 but only if the conditions to Purchaser's obligations set forth in Section 7.1 shall not have been satisfied or waived;

(d)	by Stayton or Purchaser if the Closing has not occurred on or before August 31, 2010 (the 'Outside Closing Date');"

3.	Except as modified by this Amendment No. 1, the PSA remains in full force and effect and is unmodified.

4.	This Amendment No. 1 may be executed in two or more identical counterparts which,

5.
when taken together, shall constitute one and the same instrument.  Facsimile copies of signature pages shall be deemed originals for the purposes of the creation of a fully executed, delivered and enforceable counterpart Amendment No. 1 to the PSA.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Agreement of Purchase and Sale as of February 12, 2010.

Purchaser:	Sellers:
BRE/SW PORTFOLIO LLC, a Delaware limited liability company By: /s/ David Roth Name: David Roth ___________ Title: Managing Director
On Behalf of Stayton:
    STAYTON SW ASSISTED LIVING, L.L.C.
    an Oregon limited liability company

    By: /s/ Clyde A. Hamstreet
    Clyde A. Hamstreet, in his capacity
             as Chief Restructuring Officer for
             Debtor and the Receivership Entities

    By: /s/ Michael A. Grassmueck ____
           Michael A. Grassmueck, in his
           capacity as Receiver for Debtor and
           the Receivership Entities

CONSENTS

Each of the undersigned hereby consents to the within Amendment No. 1 to the Agreement of Purchase and Sale dated January 15, 2010 between Stayton and Purchaser:

EMERITUS CORPORATION By: _/s/ Eric Mendelsohn___________ Eric Mendelsohn Its: SVP Corporate Development	SUNWEST MANAGEMENT, INC. By: /s/ Clyde A. Hamstreet _____ Clyde Hamstreet Chief Restructuring Officer
CPDF II, LLC,
a Washington limited liability company

            By: Columbia Pacific Advisors LLC
            a Washington limited liability company, its Manager
 By: /s/ Alexander Washburn
Name: Alexander Washburn
             Title: Manager
ESCROW AGENT: CHICAGO TITLE INSURANCE COMPANY By: /s/ Neal J. Miranda Neal J. Miranda, VP/Senior Counsel CTIC #1209-3105 --- (212) 880-1237
034845/00001/2013040v1